EXHIBIT 99.1
January 29, 2020 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631
Ohio Valley Banc Corp. Reports 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2019, of $3,498,000, a decrease of $358,000 from the $3,856,000 earned for the fourth quarter of 2018.  Earnings per share for the fourth quarter of 2019 were $.73 compared to $.82 for the prior year fourth quarter.  For the year ended December 31, 2019, net income totaled $9,907,000, a decrease of $2,037,000, or 17.1 percent, from net income of $11,944,000 for the year ended December 31, 2018.  Earnings per share were $2.08 for 2019 versus $2.53 for 2018.  Return on average assets and return on average equity were .96 percent and 8.10 percent, respectively, for the year ended December 31, 2019, compared to 1.12 percent and 10.63 percent, respectively, for the same period in the prior year.

Thomas E. Wiseman, CEO of Ohio Valley Banc Corp., commented, “It’s not often a company records its second highest earnings, and yet feels the year wasn’t a complete success.  2019 began with the loss of a key line of business, tax refund processing.  While much was done to offset this sudden loss, in the final analysis, the revenue associated with this key line, which impacted both interest and noninterest income, simply couldn’t be replicated.  The Company did however take the opportunity to initiate changes that should positively impact expenses moving forward and continued to explore new revenue sources.  That along with the continued positive impact of our community first mission gives us momentum entering 2020.”

For the fourth quarter of 2019, net interest income decreased $427,000, and for the year ended December 31, 2019, net interest income decreased $674,000, from the same respective periods last year.  For the three months ended December 31, 2019, the decrease in net interest income was primarily related to the decrease in the net interest margin, which contracted in relation to actions taken by the Federal Reserve to reduce interest rates during the second half of 2019.  For the three months ended December 31, 2019, the net interest margin was 4.30 percent, compared to 4.50 percent for the same period the prior year.  The primary contributor to lower year-to-date net interest income was the decrease in average earning assets due to not processing tax refunds in 2019.  As previously disclosed in 2018, a third-party tax refund product provider elected to terminate the Ohio Valley Bank’s processing contract early.  During 2018, the processing of tax refunds provided $57 million in average deposits that were invested in the Federal Reserve.  This activity generated approximately $944,000 in interest revenue for the year ended December 31, 2018 that was not replicated in 2019.  For the year ended December 31, 2019, the net interest margin was 4.51 percent, compared to 4.43 percent for the same period the prior year.  The increase in the year-to-date net interest margin was primarily related to the higher balances maintained at the Federal Reserve during 2018, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended December 31, 2019 and 2018, the Company recorded recovery of loan losses, which improved by $359,000, and for the year ended December 31, 2019, the provision for loan losses decreased $39,000, from the same respective periods in 2018.  For the three months ended December 31, 2019, the recovery of loan loss expense of $1,015,000 was primarily related to net recoveries of loans previously charged-off totaling $1,135,000.  During the fourth quarter of 2019, the Company received two large recoveries totaling $1,499,000.  In association with the heightened recoveries, the historical loan loss factors improved along with certain economic risk factors, which contributed to lower general reserves.  These improved trends were partially offset by an increase in specific allocations on collateral dependent impaired loans totaling $807,000.  For the year ended December 31, 2019, the provision for loan losses incurred of $1,000,000 was primarily related to year-to-date net loan charge-offs of $1,456,000 and an increase in specific allocations on collateral dependent impaired loans of $709,000, which was partially offset by lower general reserves in relation to improved economic risk factors, such as the level of criticized assets and historical loan loss factors.  The ratio of nonperforming loans to total loans was 1.30 percent at December 31, 2019 compared to 1.25 percent at December 31, 2018.  The allowance for loan losses was .81 percent of total loans at December 31, 2019, compared to .87 percent at December 31, 2018.

For the three months ended December 31, 2019, noninterest income totaled $3,210,000, an increase of $1,813,000 from the same period last year.  Noninterest income totaled $9,166,000 for the year ended December 31, 2019, an increase of $228,000 from the same period last year.  Contributing to the increase for the quarter was the net gain of $1,256,000 from the sale of the New Holland and Mount Sterling branch locations that occurred in the fourth quarter.  Also contributing to higher quarterly noninterest income was the decrease in the loss on sale of other real estate owned, which decreased $570,000 from the prior year fourth quarter.  The primary contributor to this decrease was the liquidation of one foreclosed property during the fourth quarter of 2018, which resulted in a loss on sale of $594,000.  The increase in year-to-date noninterest income was related to the gain on the branch sale and lower losses on other real estate owned, as discussed above.  Interchange income earned from debit and credit transactions also contributed to the increase.  For the year ended December 31, 2019, interchange income increased $243,000 from the same period last year in relation to the growth in number of cards issued and higher transaction volume.  Partially offsetting these increases was the decrease in tax refund processing fees.  In relation to the third-party tax refund provider terminating the contract as previously discussed, the Company experienced a decline in tax processing fees, which is a per item fee for each tax refund processed.  As a result of Ohio Valley Bank not performing such service in 2019, tax processing fees decreased $1,574,000 from year ended December 31, 2018.

For the three months ended December 31, 2019, noninterest expense totaled $10,401,000, an increase of $2,218,000 from the same period last year.  For the year ended December 31, 2019, noninterest expense totaled $39,498,000, an increase of $2,072,000, or 5.5 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $1,398,000 as compared to the fourth quarter of 2018 and increased $1,333,000 as compared to the year ended December 31, 2018.  During the fourth quarter of 2019, the Company offered a voluntary severance package to select employees meeting certain criteria.  In relation to those that accepted the severance package, the Company incurred a one-time expense of $1,507,000, which is anticipated to reduce salary and employee benefit expense going forward.  Absent the severance payout, salary and employee benefit expense would have decreased from the prior year primarily due to the lower number of employees in 2019, which more than offset the expense increase associated with annual merit increases.  Further contributing to higher year-to-date noninterest expense was an increase in professional fees of $492,000 from the year ended December 31, 2018, primarily due to litigation related to the early termination of the Ohio Valley Bank’s tax refund processing contract.  Partially offsetting the increases above was the decrease in FDIC insurance premiums.  For the year ended December 31, 3019, FDIC insurance premiums decreased $334,000 in relation to a lower assessment rate and the receipt of a portion of our premium credit granted by the FDIC during the second half of 2019.

The Company’s total assets at December 31, 2019 were $1.013 billion, a decrease of $17 million from December 31, 2018.  The decrease in assets was related to a $19 million decrease in cash and cash equivalents due to the funding requirement associated with the sale of branches.  Included in the sale of branches was $26 million in deposits, which contributed to the $25 million decrease in total deposits from December 31, 2018.  At December 31, 2019, total shareholders’ equity totaled $128 million, an increase of $10.3 million, or 8.7 percent, from the prior year end.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.
Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
PER SHARE DATA
Earnings per share	$0.73	$0.82	$2.08	$2.53
Dividends per share	$0.21	$0.21	$0.84	$0.84
Book value per share	$26.77	$24.87	$26.77	$24.87
Dividend payout ratio (a)	28.68%	25.77%	40.37%	33.20%
Weighted average shares outstanding	4,783,078	4,737,193	4,767,279	4,725,971

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$179	$173
Dividends reinvested under
dividend reinvestment plan (c)	$360	$289	$1,438	$1,348

PERFORMANCE RATIOS
Return on average equity	11.05%	13.39%	8.10%	10.63%
Return on average assets	1.33%	1.49%	0.96%	1.12%
Net interest margin (d)	4.30%	4.50%	4.51%	4.43%
Efficiency ratio (e)	75.89%	66.40%	75.02%	70.47%
Average earning assets (in 000's)	$967,403	$963,707	$965,047	$997,385

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$11,190	$11,231	$45,766	$44,365
Interest and dividends on securities	821	851	3,330	3,224
Interest on interest-bearing deposits with banks	244	287	1,221	1,608
Total interest income	12,255	12,369	50,317	49,197
Interest expense:
Deposits	1,580	1,221	6,026	4,155
Borrowings	289	335	1,239	1,316
Total interest expense	1,869	1,556	7,265	5,471
Net interest income	10,386	10,813	43,052	43,726
Provision for (recovery of) loan losses	(1,015)	(656)	1,000	1,039
Noninterest income:
Service charges on deposit accounts	545	533	2,118	2,084
Trust fees	69	66	264	263
Income from bank owned life insurance and
annuity assets	170	195	704	717
Mortgage banking income	83	117	310	342
Electronic refund check / deposit fees	----	13	5	1,579
Debit / credit card interchange income	970	926	3,905	3,662
Loss on other real estate owned	(64)	(634)	(65)	(559)
Net gain on branch divestitures	1,256	----	1,256	----
Other	181	181	669	850
Total noninterest income	3,210	1,397	9,166	8,938
Noninterest expense:
Salaries and employee benefits	6,809	5,411	23,524	22,191
Occupancy	401	418	1,771	1,754
Furniture and equipment	272	248	1,060	1,023
Professional fees	549	479	2,508	2,016
Marketing expense	31	(10)	841	777
FDIC insurance	----	79	113	447
Data processing	367	(65)	1,996	2,115
Software	505	373	1,705	1,533
Foreclosed assets	79	74	266	238
Amortization of intangibles	117	30	206	135
Other	1,271	1,146	5,508	5,197
Total noninterest expense	10,401	8,183	39,498	37,426
Income before income taxes	4,210	4,683	11,720	14,199
Income taxes	712	827	1,813	2,255
NET INCOME	$3,498	$3,856	$9,907	$11,944

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31
	2019	2018
ASSETS
Cash and noninterest-bearing deposits with banks	$12,812	$13,806
Interest-bearing deposits with banks	39,544	57,374
Total cash and cash equivalents	52,356	71,180
Certificates of deposit in financial institutions	2,360	2,065
Securities available for sale	105,318	102,164
Securities held to maturity (estimated fair value: 2019 - $12,404; 2018 - $16,234)	12,033	15,816
Restricted investments in bank stocks	7,506	7,506
Total loans	772,774	777,052
Less: Allowance for loan losses	(6,272)	(6,728)
Net loans	766,502	770,324
Premises and equipment, net	19,217	14,855
Premises and equipment held for sale, net	653	----
Other real estate owned	540	430
Accrued interest receivable	2,564	2,638
Goodwill	7,319	7,371
Other intangible assets, net	174	379
Bank owned life insurance and annuity assets	30,596	29,392
Operating lease right-of-use asset, net	1,053	----
Other assets	5,081	6,373
Total assets	$1,013,272	$1,030,493

LIABILITIES
Noninterest-bearing deposits	$222,607	$237,821
Interest-bearing deposits	598,864	608,883
Total deposits	821,471	846,704
Other borrowed funds	33,991	39,713
Subordinated debentures	8,500	8,500
Operating lease liability	1,053	----
Accrued liabilities	20,078	17,702
Total liabilities	885,093	912,619

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2019 - 5,447,185 shares issued; 2018 - 5,400,065 shares issued)	5,447	5,400
Additional paid-in capital	51,165	49,477
Retained earnings	86,751	80,844
Accumulated other comprehensive income (loss)	528	(2,135)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	128,179	117,874
Total liabilities and shareholders' equity	$1,013,272	$1,030,493